Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K of AMC Entertainment Holdings, Inc. (and its registration statement on Form S-3 (File No. 333-215233) filed with the Securities and Exchange Commission) of our report dated February 29, 2016, relating to the consolidated financial statements and financial statement schedule of Carmike Cinemas, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Carmike Cinemas, Inc. for the year ended December 31, 2015 and to the reference to us under the heading “Experts” in the Preliminary Prospectus Supplement, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 7, 2017